Exhibit 99.1

Contact:	Paula Taylor
Corporate Services
(972) 420-8221

HORIZON HEALTH ANNOUNCES APPOINTMENT

OF C. THOMAS SMITH AS A DIRECTOR

LEWISVILLE, Texas (July 27, 2005) — Horizon Health Corporation (NASDAQ/NM:HORC) today announced that its Board of Directors at a regular meeting on July 21, 2005 increased the size of its Board of Directors to eight and elected C. Thomas Smith to fill the one resulting newly created directorship. The increase in the size of the Board of Directors and the election of Mr. Smith is effective at the next regular meeting of the Horizon Board of Directors presently scheduled for October 21, 2005.

C. Thomas Smith served as President and Chief Executive Officer of VHA Inc., a member-owned and member-driven healthcare cooperative, from October 1991 until his retirement in April 2003. He was a member of the VHA Board of Directors from 1987-2003. From 1977 to 1991, Smith served as President and Chief Executive Officer of Yale-New Haven Hospital and President and Chief Executive Officer of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the Board of Trustees of Henry Ford Hospital in Detroit.

Mr. Smith was the 1991 Chairman of the American Hospital Association Board of Trustees, on which he served from 1987-1992. In 2003, he received the Distinguished Service Award from the American Hospital Association, its highest honor. He is a past Chairman of the Council of Teaching Hospitals. He is a former member of the Boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Health Care, the Jackson Hole Group and the Healthcare Leadership Council. He is also a former trustee of three health systems: Memorial-Hermann Health System in Houston, Yale-New Haven Hospital and Yale-New Haven Health Services Corp. in New Haven, Conn., and Henry Ford Hospital in Detroit.

MODERN HEALTHCARE magazine in 2001 named Mr. Smith one of the 25 most influential health care leaders of the last 25 years and the magazine’s readers in 2002 selected him as #4 among the 100 Most Influential People in healthcare.

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Ken Newman, Chairman and Chief Executive Officer of Horizon, stated, “Our Board of Directors is always looking to strengthen the quality of its strategic leadership. The addition of Tom Smith to our Board brings an experienced, well-respected leader of great stature in the health care industry to our already highly qualified Board of Directors. We are extremely pleased that he accepted the offer to join our Board and look forward to his contributions to our future success.”

Horizon Health Corporation is a leading contract manager of clinical services for acute care hospitals and employers and an owner of behavioral health care facilities.

The statements contained herein based on future expectations rather than on historical facts are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995 that involve a number of risks and uncertainties. Factors that could cause actual results to differ materially from those in any such forward-looking statements include, but are not limited to, the ability to consummate additional acquisitions, the ability to integrate the existing operations of the hospital on a cost-effective basis, adverse changes in reimbursement to psychiatric hospitals by federal and state health care programs and other third-party payors and various other risks as outlined in Horizon’s Securities and Exchange Commission filings. There can be no assurance that statements made in this press release relating to future events will be achieved. The Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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